Exhibit 5.1

Whitley Law Group, P.C.
11767 Katy Freeway, Suite 425              Houston, Texas 77079-1768
(281) 206 – 0432 Telephone        (866) 512 – 7794 Facsimile

February 12, 2010

Attn.: Board of Directors
Catalyst Group Holdings Corp.
1739 Creekstone Circle
San Jose, California 95133

Re:           Opinion of counsel pursuant to Regulation S-K, Item 601

Gentlemen:

We have acted as counsel to Catalyst Group Holdings Corp. (the “Company”) in preparation of its registration statement on Form S-1 (the “Registration Statement”), which is to be filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933 (“Securities Act”). The Registration Statement relates to the sale of 1,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Stock”) at a price of $2.50 per share (the “Offering Price”).

In rendering this opinion, we have examined the Company’s articles of incorporation and by-laws and pertinent resolutions of the Board of Directors.  In doing so, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement.

Based on our examination of the matters mentioned above, we are of the opinion that the Stock has been duly authorized pursuant to the Delaware General Corporation Law and will be legally issued, fully paid and nonassessable.

This opinion speaks only of the above date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments. In rendering this opinion, please be advised that no member of our Firm is admitted to practice in the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Whitley Law Group, P.C.